Exhibit 99.1

WestRock to Redeem 7.375% Senior Notes due 2019 and 3.500% Senior Notes due 2020

ATLANTA--(BUSINESS WIRE)--May 3, 2019--WestRock Company (NYSE: WRK) announced today that it has delivered notices of its intention to redeem all of the outstanding 7.375% senior notes due 2019 (CUSIP 583334AE7) issued by WestRock MWV, LLC (the “2019 Notes”) and all of the outstanding 3.500% senior notes due 2020 (CUSIP 772739AP3) issued by WestRock RKT, LLC (the “2020 Notes” and, together with the 2019 Notes, the “Notes”). The notices are for the redemption of $250 million aggregate principal amount of the 2019 Notes and $350 million aggregate principal amount of the 2020 Notes. The redemption date for the Notes will be June 3, 2019.

The details concerning the terms and conditions of the redemptions are fully described in the notices of redemption being sent on May 3, 2019 to record holders of the Notes. This press release is not a notice of redemption. The redemption is made solely pursuant to the notices of redemption.

This press release does not constitute an offer to buy or sell or the solicitation of an offer to sell or buy securities.

Forward-Looking Statements

This release contains forward-looking statements that are based on management’s current views and assumptions and are typically identified by words or phrases such as “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “prospects,” “potential” and “forecast,” and other words, terms and phrases of similar meaning. Forward-looking statements include statements such as that the redemption date for the Notes will be June 3, 2019. Factors that may affect actual results include, but are not limited to, economic, competitive and market conditions generally, volumes and price levels of purchases by customers; and competitive conditions in WestRock’s businesses and possible adverse actions of their customers, competitors and suppliers. Please refer to the cautionary statements set forth in Item 1A of WestRock’s Annual Report on Form 10-K for the year ended September 30, 2018. WestRock undertakes no duty to update forward-looking statements.

About WestRock

WestRock (NYSE: WRK) partners with our customers to provide differentiated paper and packaging solutions that help them win in the marketplace. WestRock’s team members support customers around the world from locations spanning North America, South America, Europe, Asia and Australia. Learn more at www.westrock.com.

CONTACT:
Investors:
James Armstrong, 470-328-6327
Vice President, Investor Relations
james.armstrong@westrock.com

John Stakel, 678-291-7901
Senior Vice President, Treasurer
john.stakel@westrock.com

Media:
John Pensec, 470-328-6397
Director, Corporate Communications
john.pensec@westrock.com